Exhibit 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	Terry Mangan 203-578-2318
cfinley@websterbank.com	tmangan@websterbank.com
WEBSTER COMPLETES NEWMIL ACQUISITION
WATERBURY, Conn., October 6, 2006 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N. A., announced today the completion of its acquisition of NewMil Bancorp, Inc.
“We are pleased to welcome NewMil customers to Webster,” stated Webster Chairman and Chief Executive Officer James C. Smith. “We look forward to providing them the full array of Webster products and services while continuing to offer the exceptional attention they received as customers of NewMil.”
Under the terms of the merger, Webster has acquired NewMil Bancorp through a tax-deferred, stock-for-stock exchange of all of the outstanding shares of NewMil Bancorp’s common stock. NewMil Bancorp shareholders will receive $41.00 in Webster common stock for each share of NewMil Bancorp common stock. Based on Webster’s closing price on April 24, 2006, the transaction has an aggregate value of $172.5 million.
Webster and NewMil announced the news of this partnership on April 25, 2006.
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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $18.0 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 160 banking offices, 308 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.